UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 4, 2010
H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)
(816) 854-3000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On May 4, 2010, H&R Block Management, LLC (“H&R Block”), a subsidiary of H&R Block, Inc. (the “Company”), entered into a Separation and Release Agreement with Becky Shulman (the “Separation Agreement”), in connection with Ms. Shulman’s departure from H&R Block effective April 30, 2010 (the “Separation Date”), as previously reported in a Current Report on Form 8-K filed on April 12, 2010.
Pursuant to the Separation Agreement, Ms. Shulman’s separation of employment is treated as a “qualifying termination” under the H&R Block Severance Plan entitling her to the following benefits: (i) a lump-sum cash severance payment of $610,560, and (ii) a lump-sum payment of $10,219, equaling 12 months of COBRA premiums approximating non-employee-paid health and welfare benefits.
The Separation Agreement also provides for: (i) full vesting for 148,725 outstanding stock options not previously vested; (ii) certain specified outstanding stock options granted previously to Ms. Shulman to remain exercisable through a date to be elected by Ms. Shulman on or before the Separation Date; (iii) termination of restrictions on 720 shares of previously granted restricted stock, resulting in such shares becoming fully vested; (iv) a payout of approximately 8,138 performance shares (pro-rated) based on the Company’s performance against previously established performance-goals for the 2007 and 2008 grant performance periods (which end on April 30, 2010 and 2011, respectively); (v) outplacement services; and (vi) payment for accrued, unused paid time off earned by Ms. Shulman.
Under the Separation Agreement, Ms. Shulman may not: (i) recruit, solicit or hire certain H&R Block employees for one year following the Separation Date; (ii) solicit or enter into certain types of business transactions with clients of H&R Block for two years following the Separation Date; or (iii) engage in certain activities competitive with the Company’s tax preparation business for two years following the Separation Date.
In addition, H&R Block agrees to provide Ms. Shulman with certain indemnification rights in accordance with the terms of the Separation Agreement. The Separation Agreement includes a general release of claims by Ms. Shulman against the Company and its subsidiaries.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.
Date: May 10, 2010	By:	/s/ Andrew J. Somora
Andrew J. Somora
Assistant Secretary